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Exhibit 23.2

Consent of Grant Thornton

GRANT THORNTON

CONSENT OF INDEPENDENT AUDITORS

                 We have issued our report dated February 01, 2002 (except for footnote 7, as to which the date is April 5, 2002), accompanying the financial statements and schedules of Network Printing Solutions Limited contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/  GRANT THORNTON

Oxford, England
May 31, 2002

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Exhibit 23.2 Consent of Grant Thornton